Exhibit 99.4

Use of Non-GAAP Financial Measures

The Company has provided in this Current Report on Form 8-K/A financial information that has not been prepared in accordance with generally accepted accounting principles (“GAAP”). This information includes non-GAAP net income and non-GAAP earnings per diluted share. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the acquisition and its impact on the Company’s financial performance.  The Company believes that the non-GAAP financial measures presented herein are useful because they will allow for meaningful comparison of Tyler’s pro forma combined results in the periods presented with such results in future periods.  The usefulness of the non-GAAP financial measures presented herein is limited by the fact that the adjustments are merely estimates of what the performance would have been with the adjustments discussed herein.

Non-GAAP financial measures discussed below add back write-downs of acquisition-related deferred revenue, write-downs of acquisition-related real estate income, share-based compensation expense, the employer portion of payroll tax related to employee stock transactions, acquisition-related costs, and amortization of intangibles arising from business combinations.  These non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies.

The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is shown below.

TYLER TECHNOLOGIES, INC.
PRO FORMA RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)
	Nine Months	Twelve Months
	Ended	Ended
Reconciliation of non-GAAP net income and earnings per share	September 30, 2015	December 31, 2014
Pro forma GAAP net income	$52,569	$44,436
Pro forma non-GAAP adjustments included in total revenues:
Add: Acquisition-related deferred revenue write-down	579	19,411
Add: Acquisition-related real estate write-down	125	165
Pro forma non-GAAP adjustments included in cost of revenues:
Add: Share-based compensation expense	2,349	2,177
Pro forma non-GAAP adjustments included in selling, general and administrative expenses:
Add: Share-based compensation expense	12,110	12,642
Add: Employer portion of payroll tax related to employee stock transactions	333	514
Add: Non-recurring compensation related to acquisitions	13,007	15,870
Add: Acquisition-related costs	379	—
Add: Amortization of acquired software	16,221	21,534
Add: Amortization of customer and trade name intangibles	9,901	12,967
Pro forma non-GAAP adjustments subtotal	55,004	85,280
Less: Tax impact related to non-GAAP adjustments	(18,334)	(28,899)
Pro forma non-GAAP net income	$89,239	$100,817

Shares used in computing Pro forma non-GAAP diluted earnings per share	38,299	37,537
Pro forma non-GAAP earnings per diluted share	$2.33	$2.69